Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of 180 Life Sciences Corp on Form S-8 of our report dated March 31, 2023, which includes an explanatory paragraph as to the company’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of 180 Life Sciences Corp as of December 31, 2022 and 2021 and for each of the two years ended in the period ended December 31, 2022 appearing in the Annual Report on Form 10-K of 180 Life Sciences Corp for the year ended December 31, 2022.

Marcum LLP

San Francisco, CA

August 30, 2023

Marcum LLP ■ One Montgomery Street ■ Suite 1700 ■ San Francisco, California 94104 ■ Phone 415.432.6200 ■ Fax 415.432.6201 ■ marcumllp.com